Exhibit 22.1

Issuer of Registered Guaranteed Debt Securities

From time to time, Nabors Industries Ltd., a Bermuda exempted company (“Nabors”), may be an guarantor under debt securities issued by Nabors Industries, Inc., a Delaware corporation (“Nabors Delaware”), pursuant to the registration statement to which this list is filed as an exhibit.

Name of Subsidiary	Jurisdiction of Organization	Obligor Type
Nabors Industries, Inc.	Delaware	Issuer